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                                                                      Exhibit 99

                                       FOR:  McNaughton Apparel Group Inc.

                                APPROVED BY: Peter Boneparth
                                             Chief Executive Officer
                                             Amanda Bokman
                                             Chief Financial Officer
                                             (212) 947-2960

FOR IMMEDIATE RELEASE
---------------------
                                   CONTACT:  Investor Relations:
                                             Shannon Froehlich/Natasha Boyden
                                             Press: Michael McMullan/Kate Talbot
                                             Morgen-Walke Associates
                                             (212) 850-5600


              MCNAUGHTON APPAREL GROUP INC. ANNOUNCES CLOSING OF
                      $210 MILLION SENIOR CREDIT FACILITY

                 ~ Company Provides Guidance For Fiscal 2001 ~

     New York, New York, December 12, 2000 - McNaughton Apparel Group Inc. (Nasdaq: MAGI) today announced that it had closed a three-year $210 million senior secured revolving credit facility with Bank of America, The CIT Group and Fleet Capital. The new credit facility, which may be increased to $225 million during the term, replaces the Company's $175 million senior secured revolving credit facility. It provides for letters of credit and revolving credit loans on a borrowing base formula, with floating interest rates based on margins over LIBOR or prime at the Company's option.

     Peter Boneparth, Chief Executive Officer of McNaughton Apparel Group, commented, "We are extremely pleased to have closed this expanded credit facility, which provides us with the additional working capital necessary to continue executing our internal growth strategy."

     Additionally, the Company announced that it had issued $59 million in three-year subordinated promissory notes to the sellers of Jeri-Jo and Jamie Scott in final payment of the earn-out obligation. The notes bear interest at the non-overadvance floating rate set forth in the new senior credit facility.

     The Company remains very comfortable with analyst earnings estimates of $0.64 per share for the fourth quarter of fiscal 2000 ended November 4, 2000, which would result in full year earnings of $3.00 per share. In addition, in light of favorable business trends and interest expense estimates resulting from the issuance of the subordinated promissory notes to Jeri-Jo and the Company's new


                                   ~ more ~
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MCNAUGHTON APPAREL GROUP INC. ANNOUNCES                                 Page: 2
CLOSING OF $210 MILLION SENIOR CREDIT FACILITY

credit facility, the Company also provided guidance on its outlook for fiscal 2001. The Company expects to achieve net sales in the range of $560 million to $600 million, which represents an approximate increase of 10% to 20% over fiscal 2000, gross margins of approximately 28% to 29%, and EBITDA margins ranging from 15.5% to 17%. It expects depreciation and amortization of approximately $18 million, and, based on current interest rate levels, interest expense of approximately $33 million. These assumptions would result in earnings per share in the range of $2.20 to $2.50 and earnings per share before goodwill amortization in the range of $2.95 to $3.25 per share. The Company also stated that as of December 1, 2000, backlog levels were ahead of last year by approximately 20%.

     Mr. Boneparth continued, "We believe that our favorable sales and operating trends will result in an increase in EBITDA for fiscal 2001 in excess of 20% above fiscal 2000. Although we expect a decrease in earnings per share, we note that this will result primarily from the payment of the Jeri-Jo earnout, which was funded with a combination of cash, notes and common stock."

     Mr. Boneparth concluded, "As we look ahead, we are encouraged by the overall level and tone of our business. Our brands continue to perform well at retail and we believe this momentum will continue in fiscal 2001, as is evidenced by the increase in our backlog position. We are confident that we are well-positioned to capitalize on the opportunities that lie ahead for our Company."

     The Company invites investors to listen to a broadcast of the Company's conference call discussing guidance for fiscal 2001. The call will be broadcast live over the Internet on Wednesday, December 13, 2000 at 9:00 a.m. (EST) and can be accessed by visiting the investor relations web page at http://www.mcnaughtonapparel.com.

     An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the http://www.vcall.com web site as well as on the http://www.mcnaughtonapparel.com web site until December 27, 2000.

     McNaughton Apparel Group Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R), through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R), Jamie Scott(R) and Polar 2000(R), through its subsidiary Jeri-Jo Knitwear, Inc.

                                   ~ more ~
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MCNAUGHTON APPAREL GROUP INC. ANNOUNCES                                  Page: 3
CLOSING OF $210 MILLION SENIOR CREDIT FACILITY

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking information about the Company's anticipated operating results. The Company undertakes no obligation to correct or update any forward-looking information, whether as a result of new information, future events or otherwise. The Company's ability to achieve its projected results is dependent on many factors, which are outside of management's control. Some of the most significant factors would be a deterioration in retailing conditions for women's and juniors' apparel, including as a result of any continued slowdown in the U.S. economy, an increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with the integration of Miss Erika's and Jeri-Jo's businesses, the unanticipated loss of a major customer, contractor or supplier, unanticipated problems arising out of Norton McNaughton of Squire's relocation of its distribution function to South Carolina where the activities are now being performed "in-house", increases in interest rates, and weather conditions which could impact retail traffic and the Company's ability to ship on a timely basis. Accordingly, there can be no assurance that the Company will achieve its anticipated operating results.

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